As filed with the Securities and Exchange Commission on October 21, 2020

Registration No. 333-231877

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-231877

UNDER

THE SECURITIES ACT OF 1933

Hi-Crush Inc.

(Exact name of registrant as specified in its charter)

Delaware	90-0840530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1330 Post Oak Blvd, Suite 600 Houston, TX	77056
(Address of Principal Executive Office)	(Zip Code)

HI-CRUSH INC. LONG TERM INCENTIVE PLAN

(Full title of the plan)

Mark C. Skolos

1330 Post Oak Blvd, Suite 600

Houston, Texas 77056

(Name and address of agent for service)

(713) 980-6200

(Telephone number, including area code, of agent for service)

Copies to:

E. Ramey Layne

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement No. 333-231877 on Form S-8 (the “Registration Statement”), filed by Hi-Crush Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission on May 31, 2019, pertaining to the registration of 9,604,158 shares of the Registrant’s stock, par value $0.01, under the Hi-Crush Inc. Long Term Incentive Plan.

On July 12, 2020, the Registrant and each of its direct and indirect wholly-owned domestic subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas. The Chapter 11 Cases are being jointly administered under the caption “In re: Hi-Crush Inc., et al.,” Case No. 20-33495.

In connection with the Chapter 11 Cases, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered by the Registration Statement that remain unsold on the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 21st day of October, 2020. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act, as amended.

Hi-Crush Inc.

By:	/s/ Mark C. Skolos
Name:	Mark C. Skolos
Title:	General Counsel, Chief Compliance Officer and Secretary

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